EXHIBIT 14.1


                       CELGENE CORPORATION CODE OF ETHICS

The chief executive officer, the chief financial officer and all other members of the Finance Department of Celgene Corporation (the "Corporation") are bound by the following Financial Officer Code of Ethics (the "Code") and, by accepting the Code, each agrees that he will:

o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

o Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, government agencies and in other public communications.

o Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

o Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work will not be used for personal advantage.

o Share knowledge and maintain skills important and relevant to the responsibilities set out in the Code.

o Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community.

o Achieve responsible use of, and control over, all assets and resources employed or entrusted.

o Adhere to the Code and promptly report to the Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code.
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Violations of the Code of Ethics will be viewed as a serious disciplinary matter that may result in action, up to and including termination of employment.


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